Exhibit 10.9

April 6, 2005

Mr. Samuel B. Fuller
7 Indian Trail
Darien, CT 06820

Dear Sam:

     Reference is made to your Employment Agreement dated December 31, 2001 (the “Employment Agreement”) between you and AvalonBay Communities, Inc. (the “Company,” a term which for purposes of this Agreement includes its related or affiliated entities). This letter agreement (this “Separation Agreement”) sets forth the terms under which your employment with the Company will terminate and the Employment Agreement will be terminated (except for certain provisions, which will survive as described below).

1.	Departure Date and Consulting Services.

     (a) Termination of Employment and Departure Date. The effective date of the termination of your employment and office(s) with the Company and any of its related or affiliated entities will be April 30, 2005 (such date, or such earlier date as the parties may subsequently mutually agree each in their sole discretion, the “Departure Date”), and your termination on such date shall constitute a termination of your employment by the Company without cause under the Employment Agreement. By entering into this Separation Agreement, you are acknowledging that, as of the Departure Date, you are no longer an officer or employee of the Company and, to the extent applicable, you will no longer be a director and/or officer of any and all entities that are affiliates of the Company.

     (b) Consulting Services and Termination Date. From and after the Departure Date, and until April 30, 2006 (April 30, 2006 or such earlier date as may apply in the event that the Company terminates the consulting arrangement as contemplated by the last sentence of this paragraph in Section 1(b) or by Section 5(b) or 11(b) below, the “Termination Date”), you will perform services for the Company as a consultant. The period from the Departure Date to the Termination Date is referred to herein as the “Consulting Period”. The legal status of your consultancy during the Consulting Period will be as an independent contractor. You agree to make yourself available during the Consulting Period to perform consulting services on a part-time basis only (not to exceed 15 hours per month except as agreed to by you), at times and upon notice reasonably acceptable to you. Your services as a consultant may include advising the Company about development projects that are currently in progress or in pursuit as of the Departure Date and cooperating with various litigation matters as described in Section 8, whether now or hereafter existing. The Company agrees to utilize

Samuel B. Fuller
April 6, 2005

your consulting services at times and places which do not interfere with your post-departure business or employment activities. During the Consulting Period, you shall be free to pursue other business opportunities or employment, provided that (x) such other business opportunities or employment do not violate Section 11 of this Separation Agreement (in which case the Company’s remedy shall be limited as provided therein) or Sections 5, 7, 9 or 10 and (y) you do not, without the Company’s written consent (which it may withhold in its sole discretion) pursue, or actively attempt to disrupt or interfere with, any development communities, development rights or development pursuits of the Company as of the Departure Date (which shall include, in all events, any development communities, development rights or development pursuits which have previously been identified in the Company’s SEC filings or press releases with respect to periods ending on or prior to March 31, 2005 (i.e., including the first quarter 2004 earnings release) and any others that you and the Company mutually agree you should be aware of as of the Departure Date as set forth in an Exhibit B to be attached hereto promptly following the Departure Date). You shall not be required to provide consulting services in a manner that unreasonably interferes with your ability to pursue other business opportunities or employment. Upon presentation of invoices, the Company will reimburse you for any reasonable out-of-pocket expenses you incur in providing consulting services hereunder, such as any required travel expenses, provided that in the event you expect to incur meaningful out-of-pocket expenses such as airfare, you must receive advance permission from the Company. In no event would reimbursement of out-of-pocket expenses include overhead items such as office, telephone or clerical support except as the Company may otherwise agree in its sole discretion. Your compensation for services provided during the Consulting Period shall be $60,000, payable at the rate of $5,000 per month, to be paid before the end of each month starting in May 2005. The Company may terminate the Consulting Period if, following written notice and at least a 30 day opportunity to cure, you fail to perform your obligations under this Section 1(b).

Nothing in this Separation Agreement or otherwise shall be construed as identifying you or permitting you to identify yourself as an employee, agent or legal representative of the Company during the Consulting Period for any purpose whatsoever. You will not be authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company, or to bind it in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company with respect to any matter, except as expressly authorized in writing by a duly authorized officer of the Company. You shall not use any of the Company’s trade names, trademarks, service names or servicemarks without the prior written approval of the Company.

(c) Technical Support. For a reasonable period of time following the Departure Date to be mutually reasonably agreed upon, but in no event beyond the Termination Date, the Company will maintain for you a direct dial telephone number of (203) 801-3311, including voicemail, and an email account with the address of Samf@avalonbay.com and Sam_Fuller@avalonbay.com (the Company may require that emails received at the Company email account be forwarded to a non-Company email account that you maintain).

Samuel B. Fuller
April 6, 2005

     2. Payments and Benefits. In consideration of your past services and the covenants and obligations which you have undertaken in this Separation Agreement, and your release of the Company of all claims set forth in paragraph 3 herein, and your execution of this Separation Agreement, the Company shall provide you with the following payments and benefits, and you agree that these payments and benefits shall fulfill the Company’s severance obligations to you under the Employment Agreement, including Section 7 thereof:

(a)	2005 Base Salary. You will continue to earn a Base Salary through the Departure Date ( aggregating approximately $128,074).

(b)	2005 Auto Allowance. In addition to salary you will be entitled to your regular monthly auto allowance for the period through April 30, 2005.

(c)	Cash Severance Compensation. Promptly following the Departure Date, the Company will pay to you $2,031,945, subject to withholding taxes. In the event that a Change in Control (as defined in the Employment Agreement) of the Company occurs prior to August 24, 2005, then promptly thereafter the Company will pay to you an additional amount which is calculated such that the amount paid to you under this clause 2(c) plus such additional amount is equal to the increased amount as provided in Section 7 (c)(vi) of the Employment Agreement and as calculated as of your Departure Date).

(d)	Medical/Dental. The Company shall pay for the cost of premiums for medical and dental insurance coverage provided to you and your children in accordance with the continuation requirements of COBRA for up to eighteen (18) months and for the cost of premiums for medical and dental coverage for up to an additional six (6) months under a comparable policy that you procure (for purposes of this Section 2(d), the cost of premiums for such additional coverage shall be deemed to be equal to the cost of premiums for COBRA coverage). Promptly following the Departure Date, the Company shall pay you a lump sum cash amount equal to the full amount due under this provision, and the Company shall thereafter have no further obligation to you under this provision and you shall be responsible for maintaining such policy(ies) and paying the premiums related thereto each month.

(e)	Endorsement Split Dollar Policy. The Company will continue to pay, in accordance with the terms of a Split Dollar Agreement between you and the Company (as amended on March 31, 2005), all premiums then due and payable on, but only to the extent relating to the whole-life portion of, the endorsement split-dollar life insurance policy obtained pursuant to Section 3(d) of the Employment Agreement

(f)	Common Stock.

(i)	On or about February 11, 2005, the Company granted to you 8,041 shares in respect of 2004 (the “2005 Shares”), of which 20% were vested and the remaining 80% were granted subject to vesting in accordance with the Company’s current practices.

Samuel B. Fuller
April 6, 2005

(ii)	All shares of the Company’s stock that you were granted as Restricted Shares prior to the Departure Date (including the 2005 Shares) and that have not yet vested will vest as of the Departure Date. In addition to the above, the Company will grant to you, on the Departure Date, 1,637 fully vested shares in consideration of your partial-year 2005 service (the “Partial 2006 Shares”).

(iii)	To the extent the Company has not already done so, promptly following the Departure Date and subject to the restrictions set forth in paragraph 2(j) below, the Company shall deliver to you certificates representing the Partial 2006 Shares and all Restricted Shares which vest on the Departure Date, and such shares shall be freely transferable by you subject to applicable securities laws. You understand that on the Departure Date when you are granted the Partial 2006 Shares and all unvested Restricted Shares vest, you shall become liable for all applicable federal and state income tax due on the value of such stock. You may pay the withholding taxes in cash to the Company or, alternatively, the Company will cooperate in a sale of vested shares in a manner where a portion of the proceeds is directly paid over to the Company on account of withholding taxes.

(iv)	The Company will permit you to elect to have a number of the shares you otherwise would receive on the Departure Date withheld to cover your withholding taxes on such shares, provided you irrevocably make such election at a time when the Company’s insider trading window is open.

     (g) Cash Bonuses.

(i)	At or about the time when cash bonuses are made to other officers of the Company in respect of 2004 (i.e., on or about March 1, 2005), the Company paid to you (subject to withholding) a cash bonus in respect of 2004 of $425,715 (the “2004 Cash Bonus”), subject to withholding taxes.

(ii)	On or prior to the Departure Date, the Company will also pay to you a prorated cash bonus of $68,074 for 2005 (subject to withholding) (the “Partial 2005 Cash Bonus”).

     (h) Stock Options.

(i)	On or about February 11, 2005, the Company granted to you 49,461 options in respect of 2004 (the “2005 Options”), which were subject to vesting in accordance with the Company’s current practices.

(ii)	All employee stock options of the Company that you were granted prior to the Departure Date (including the 2005 Options) and that have not yet vested will vest as of the Departure Date.

Samuel B. Fuller
April 6, 2005

(iii)	In addition to the above, the Company will grant to you, on or prior to the Departure Date, 16,267 fully vested employee stock options in consideration of your partial-year 2005 service (the “Partial 2006 Options”).

(iv)	The Company has taken or will take such action such that the 2005 Options and Partial 2006 Options (the “Extended Term Options”), when granted, have a term that expires on their fifth anniversary of the date of grant, regardless of death, disability or termination of employment or other business relationship with the Company, provided, however, that the term of such options shall be subject to earlier expiration as contemplated by Section 15 hereof.

(v)	Other than the Extended Term Options (which will expire five years after their grant date), your other options, in accordance with the term of each individual option agreement, will expire a period of time (such period generally being 3 months or 1 year, depending on the exact term provided in the applicable option agreement and any addendum thereto, and such period referred to herein as the “Tail Period”) following the Termination Date. The Company acknowledges that, during your Consulting Period, you will have an “other business relationship” with the Company within the meaning set forth in your stock option agreements and the Company’s stock incentive plan. For clarification, it is noted that the Tail Period in no event shall cause an option to extend beyond its original 10-year term. A list of all of the stock options and their respective outside exercise dates is outlined in Exhibit C attached hereto.

     (i) Deferred Compensation. Pursuant to the Company’s deferred compensation plan, the Company will pay to you any amounts owed there under in accordance with the Company’s deferred compensation plan document and your elections there under.

     (j) Offset for Withholding Tax and Loans. You acknowledge that income taxes or other legally mandated withholding will be due upon the payment of any cash compensation provided for herein, the transfer or vesting of stock or the exercise of stock options and the Company will not be obligated to deliver to you any share certificates until you have satisfied all withholding tax obligations. You agree and authorize the Company to withhold cash payments otherwise due to you under this Separation Agreement, and to use such withheld payments for the purpose of satisfying any obligations which you may have for taxes other legally-mandated withholding until such obligations are fully satisfied. In the event that the payments withheld are insufficient to satisfy such obligations, you agree to make any additional payments necessary directly to the Company until all such obligations are satisfied.

     (k) Disability Insurance. Promptly following the Departure Date, the Company shall pay you a lump sum cash amount equal to 24 months premiums on the current disability policy

Samuel B. Fuller
April 6, 2005

maintained for you by the Company. Thereafter, the Company shall have no further obligation to you under this provision and you shall be responsible for obtaining and maintaining a disability policy (if you choose to do so) and paying the premiums related thereto directly each month.

     (l) 401(k) Account. Promptly following the Departure Date, your 401(k) account will be processed according to the Company’s 401(k) plan document. The Company will cooperate with the processing of your 401(k) account should you decide to roll such account over into another deferred tax account as permitted under applicable law.

     (m) Accrued Vacation. Promptly after the Departure Date, you will receive payment for all hours of actual accrued but unused vacation accrued prior to 12/31/04.

     (n) Professional Advice and Outplacement Services. The Company will reimburse you for up to Fifteen Thousand Dollars ($15,000) in attorneys’ fees actually incurred by you in association with your departure from and termination of employment with the Company, including review of the Employment Agreement, this Separation Agreement, and professional legal services leading to the execution of this Separation Agreement. The Company will reimburse you for up to Five Thousand Dollars ($5,000) for tax advice obtained by you from a public accounting firm or other financial advisor associated with and relating to your departure from and termination of employment with the Company. The Company will reimburse you up to $25,000 for outplacement services (provided that you may allocate up to $10,000 of this amount as additional compensation for attorneys’ fees actually incurred by you as contemplated by the first sentence of this paragraph (n)). All reimbursements will be made promptly upon presentation of invoices and will be subject to tax withholding and reporting. All invoices for expenses must be submitted to the Company by March 1, 2006 so that the Company can reimburse you for any amounts due by March 15, 2006. Invoices should be submitted to Karen Hollinger, Senior Director of Human Resources, at the Company.

     (o) Professional organizations: The Company will pay your 2005 annual membership costs for the Urban Land Institute and the NAHB Multifamily Leadership Council. Additionally the company will pay the registration, and travel costs for your attendance for the Spring meetings of these organizations. These payments are in addition to the reimbursements as outlined in paragraph (n) above.

     3.   Release of Claims. You agree that the payments made or to be made to you hereunder are in full satisfaction of all claims you may have in respect of your employment by the Company or its affiliates and are provided as the sole and exclusive benefits to be provided to you in respect of the termination of your employment. In consideration of these and the other payments described in Section 2 above and in accordance with Section 7(h) of the Employment Agreement, you hereby covenant and agree as follows:

          (a) You, on behalf of yourself and your successors, heirs, assigns, executors, administrators and/or estate, hereby irrevocably and unconditionally release, acquit and forever

Samuel B. Fuller
April 6, 2005

discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company (“Claims”), which you have, own or hold, or at any time heretofore had, owned or held against the Releasees up to the date on which you execute this Separation Agreement, including without limitation, express or implied, all Claims for: breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; discrimination or retaliation on any basis under federal, state or local law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, and the Connecticut Human Rights Law, as amended; the Employee Retirement Income Security Act (“ERISA”), as amended, and all claims for defamation or damaged reputation.

          (b) You acknowledge that you are releasing unknown claims.

          (c) You represent and warrant that you have not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court. You further represent and warrant that you have not assigned or transferred to any person or entity any Claims or any part or portion thereof.

          (d) You agree that you will not hereafter pursue any Claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek or accept reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney’s fees, or costs from the Company or any of the other Releasees; provided, however, that nothing in this Section 3 shall be deemed to release the Company from any claims that you may have (i) under this Separation Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes, the by-laws of the Company and Section 4(b) of the Employment Agreement, (iii) vested pension or retirement benefits under the terms of qualified employee pension benefit plans, or (iv) accrued but unpaid wages. Nothing in this Separation Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of this Separation Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

          (e) You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). You also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you are hereby advised by the Company through this Separation Agreement, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Separation Agreement; (b) you have the right to consult with an attorney prior to executing this Separation

Samuel B. Fuller
April 6, 2005

Agreement; (c) you have twenty-one (21) days to consider this Separation Agreement (although you may choose to voluntarily execute this Separation Agreement earlier); and (d) you have seven (7) days following the execution of this Separation Agreement to revoke this Separation Agreement. Any revocation within this period must be submitted, in writing, to Charlene Rothkopf, Executive Vice President of Human Resources, and state, “I hereby revoke my acceptance of our letter agreement dated as of ___, 2005 and the release contained therein.” The revocation must be personally delivered to the Executive Vice President of Human Resources, or mailed to the Executive Vice President of Human Resources, 2900 Eisenhower Ave., Suite 300, Alexandria, VA 22314, and postmarked within seven (7) days of execution of this Separation Agreement. In the event that you choose not to revoke this Separation Agreement, please return the acknowledgment attached as Exhibit A. This Separation Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

     4.   Release by the Company.

          (a) The Company, on behalf of itself, its subsidiaries, divisions and related or affiliated entities and each of their respective predecessors, successors or assigns hereby irrevocably and unconditionally releases, acquits and forever discharges you, your successors, heirs, assigns, executors, administrators and/or estate (the “Employee Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) known or unknown, that directly or indirectly arise out of, relate to or concern acts or omissions reasonably taken or not taken by you in the course of your employment with the Company in good faith (the “Company Claims”).

          (b) The Company represents and warrants that it has not filed any complaints or charges asserting any Company Claims against the Employee Releasees with any local, state or federal agency or court. The Company further represents and warrants that it has not assigned or transferred to any person or entity any Company Claims or any part or portion thereof.

          (c) The Company agrees that it will not hereafter pursue any Company Claim against any Employee Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment to the extent set forth in Subparagraph 4(a) above; provided, however, that nothing in this Section 4 shall be deemed to release you from any claims the Company may have (i) under this Separation Agreement or (ii) for claims not otherwise released by Section 4(a) above.

     5.   Employment Agreement and Non-Solicitation.

          (a) Surviving Employment Agreement Provisions. Except as set forth in the next sentence or as expressly provided elsewhere in this Separation Agreement, this Separation Agreement supersedes all provisions of the Employment Agreement and all such provisions will terminate upon the Departure Date. Nothing contained herein, however, shall be deemed to terminate your obligations to the Company or the Company’s obligations to you under Sections 4 (expenses/indemnification), 6 (Records/Nondisclosure/Company Policies) except as modified

Samuel B. Fuller
April 6, 2005

herein, 7(d) (Excise Tax Payment), 8(b)-(c) (Non-Solicitation and Specific Enforcement) except as modified herein , and 13 (Resolution of Disputes) of the Employment Agreement, Annexes A (Code of Ethics) or B (Nondisclosure Agreement) thereto except as modified herein, or the Company’s Stock Option Plan or the stock option agreements entered into by you from time to time, and all such provisions and agreements shall be deemed incorporated herein by reference. Any disputes under this Separation Agreement will be resolved by arbitration as provided in Section 13 of the Employment Agreement.

          (b) Extension of Non-Solicitation Provision; Termination of Consulting Period for Violation. You agree that the Non-Solicitation Period in Section 8(b) of the Agreement shall apply during the Consulting Period and for a period of one year thereafter (i.e., until the one year anniversary of the Termination Date). You agree that in the event that you violate your non-solicitation agreement as provided herein and in Section 8(b) of the Agreement, in addition to seeking specific performance and money damages as well as suspension of the exercisability of the Extended Term Options as provided in Section 15 hereof, the Company may terminate the Consulting Period without further payment of any amounts due thereunder (thereby ending your business relationship with the Company and beginning the applicable Tail Period on any outstanding stock options of the Company that were issued to you and for which the Tail Period does not begin to run until the end of your business relationship with the Company).

     6. Return of Property. In accordance with Section 4 of the Nondisclosure Agreement, dated as of December 31, 2001, by and between you and the Company and incorporated in the Employment Agreement as Annex B (“Nondisclosure Agreement”), to the extent you have not already done so, (i) you will return to the Company all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as defined in Section 8 of the Nondisclosure Agreement), and (ii) you will return to the Company all other property. You and the Company will mutually reasonably agree on any property or records that will not covered be covered by the prior sentence.

     7. Adverse Actions. During the Consulting Period and for one year thereafter (i.e., until the one year anniversary of the Termination Date), you agree that without the prior written consent of the Company you shall not, directly or indirectly or in any manner, or solicit, request, advise, assist or encourage any other person or entity to, (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control (as that term is defined in the Employment Agreement) of the Company, including, for these purposes, without limitation, a valuation of the Company; (b) seek to change or control in any manner the management or the Board of Directors of the Company, or the business, operations or affairs of the Company; or (c) undertake an investment in the Company exceeding 1.0% of the outstanding shares of the Company.

     8. Litigation Cooperation. You agree to continue to serve the Company as a litigation consultant and, in connection therewith, to cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired in whole or in part during your

Samuel B. Fuller
April 6, 2005

employment with the Company. Your cooperation in connection with such claims or actions shall include, without implication of limitation: (a) promptly notifying the Company in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Company; (b) being reasonably available to meet with counsel for any of the Company to prepare for discovery or trial; (c) testifying truthfully as a witness when reasonably requested and at reasonable times designated by the Company; (d) meeting with counsel or other designated representatives of the Company at reasonable times and places; and (e) preparing responses to and to cooperating with any Company’s processing of governmental audits, inspections, inquiries, proceedings or investigations. The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your personal schedule or ability to engage in gainful employment. In the event other commitments preclude you from being available to the Company when requested, you may decline a Company request for cooperation so long as you promptly provide to the Company reasonable alternative dates when you will be available to provide such cooperation. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation. During the Consulting Period, there shall be no extra compensation paid in connection with the time you spend complying with your obligations as a litigation consultant under this Section. After the Consulting Period, the Company shall compensate you at an hourly rate of $350 per hour for time that you reasonably spend complying with your obligations as a litigation consultant under this Section, except that the Company shall not, under any circumstances, compensate you for time spent (i) testifying under oath or (ii) responding to questions from governmental investigators in a capacity as a fact witness.

     9. Confidentiality. In furtherance of your obligations under this Separation Agreement, you agree that you shall not disclose, provide or reveal, directly or indirectly, any confidential or proprietary information concerning the Company, including without implication of limitation, its operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (a) a valid subpoena or (b) as otherwise required by law, but in either case only after providing the Company, to the attention of its Senior Vice President-General Counsel, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if later, at least one business day after you receive notice compelling such disclosure.

     10. Nondisparagement. You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company or its officers, directors, agents, or management and business practices, or which disrupts or impairs the Company’s normal operations. The Company agrees to instruct its directors and executive officers not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices. The provisions of this Section 9 shall not apply to any truthful statement required to be made by you or any director or executive officer of the Company, as the case may be, in any legal proceeding, governmental or regulatory investigation, in any public filing or disclosure legally required to be filed or made, or in any confidential discussion or consultation with professional advisors related to any of the foregoing.

     11. Exclusivity of Services (Non-Compete).

          (a) As consideration for the Company’s agreements hereunder, you agree that, during the

Samuel B. Fuller
April 6, 2005

Consulting Period, you shall not, without the prior written consent of the Company, become employed as an officer or employee of any “Competing Enterprise.” “Competing Enterprise,” for purposes of this Separation Agreement, shall mean (i) any publicly-traded real estate investment trust or any publicly-traded real estate company, in either case involved primarily in multifamily rental real estate operations or (ii) any of the following private partnership ventures which are engaged in the business of managing, owning, developing, selling, leasing or joint venturing multifamily rental real estate in multiple regions of the United States, which regions meaningfully overlap with the Company’s markets: JPI, Trammell Crow Residential, and Lincoln Properties.

          (b) In the event that you choose to become employed by a Competing Enterprise, you shall promptly provide written notice to the Company and (i) the Consulting Period shall end, (ii) the Company shall pay you the balance due under the Consulting Arrangement, and (iii) the Termination Date shall be accelerated to the date of such employment (thereby ending your business relationship with the Company and beginning the applicable Tail Period on any outstanding stock options of the Company that were issued to you and for which the Tail Period does not begin to run until the end of your business relationship with the Company). Subject to your timely compliance with the notice provision provided in the prior sentence, the Company shall have no other remedy for a violation of this Section, provided that the Company may continue to enforce any other provision of this Separation Agreement or any other agreement then still surviving, including any non-solicitation provision, non-disparagement provision, and non-disclosure provision.

     12. Exclusivity. This Separation Agreement sets forth all the consideration to which you are entitled by reason of the termination of your employment, and you agree that you hereby waive any entitlement or eligibility for any payments or benefits under any other Company severance, bonus, retention or incentive policy, arrangement or plan.

     13. Tax Matters. All payments and other consideration provided to you pursuant to this Separation Agreement shall be subject to any deductions, withholding or tax reporting that is legally required for tax purposes.

     14. Notices, Acknowledgments and Other Terms.

          (a) You are advised to consult with an attorney and tax advisor before signing this Separation Agreement. You acknowledge that you have consulted with an attorney of your choice. You acknowledge that you have been given a reasonable period of time to consider this Separation Agreement before executing it.

          (b) By signing this Separation Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Separation Agreement. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Separation Agreement. You understand that this Separation Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever by the Company against you and that the Company specifically disclaims any liability or wrongdoing whatsoever against you on the part of itself and its officers, directors, shareholders, employees and agents. You understand that if you do not enter into this Separation Agreement and bring any claims against

Samuel B. Fuller
April 6, 2005

the Company, the Company will dispute the merits of those claims and contend that it acted lawfully and for good business reasons with respect to you.

          (c) In the event of any dispute, this Separation Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Separation Agreement.

          (d) The law of the State of Maryland will govern any dispute about this Separation Agreement, including any interpretation or enforcement of this Separation Agreement.

          (e) In the event that any provision or portion of a provision of this Separation Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Separation Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties’ intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Separation Agreement and the remainder of this Separation Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

          (f) This Separation Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

          (g) This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter.

          (h) This Separation Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

          (i) Notices by the Company to you shall be made to your home address as Samuel B. Fuller, 7 Indian Trail, Darien, CT 06820, telephone: (203) 655-0022., and notices by you to the Company shall be made to the attention of the Executive Vice President- Human Resources and delivered to the Company’s Alexandria office. Notices shall be by a nationally recognized overnight courier or by certified U.S. mail.

     15. Certain Breaches and Effect on Exercisability of Extended Term Options. In the event that you willfully and materially breach the terms of Sections 5, 6, 7, 9 or 10 hereof (a “Material Breach”) at any time after the date hereof and prior to the one year anniversary of the Termination Date then, in addition to the Company’s rights to obtain equitable relief or damages for such breach or the Company’s right to terminate the Consulting Period as provided in Section 5 for a breach of that Section, the Company may suspend the exercisability of any then outstanding Extended Term Options (any such suspended options, “Suspended Options”). The Company may suspend your right to exercise the Suspended Options by (i) filing a request for

Samuel B. Fuller
April 6, 2005

arbitration within a reasonable time after the President or Chairman learns of the Material Breach, which request specifically states that in 30 days the Company is suspending your right to exercise, or (ii) in the event the Company reasonably determines that your asserted Material Breach is curable, by sending you a written notice describing the Material Breach and the steps you must take to cure such Material Breach in 30 days. In the event that the Company asks you to cure a Material Breach and you fail to cure such breach to the Company’s satisfaction within 30 days following delivery to you of written notice from the Company, the Company then may commence an arbitration proceeding, in which case your right to exercise the Suspended Options will remain suspended. In the event that an arbitrator determines that you had not committed a Material Breach, the arbitrator may award you damages caused by the suspension of your right to exercise the Suspended Options. In the event that an arbitrator determines that you had committed a Material Breach, the exercise period of the Suspended Options may be terminated by the Company immediately without further action or decision by the arbitrator, without prejudice to the Company’s right to obtain equitable relief or damages for such Material Breach; provided that an award of additional damages (if any) shall take into account termination of the Suspended Options. Nothing contained herein otherwise shall be deemed to limit the Company’s right to obtain equitable relief or damages for any breach of this agreement.

[End of Text]

Samuel B. Fuller
April 6, 2005

     If you agree to these terms, please sign and date below and return this Separation Agreement to the Company’s Executive Vice President-Human Resources within twenty-one (21) days of the date hereof. This Separation Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Separation Agreement may be by actual or facsimile signature.

Sincerely, AvalonBay Communities, Inc.
By:	/s/ Timothy J. Naughton
	Name:	Timothy J. Naughton
	Title:	President

Accepted and Agreed to:

Signature: /s/ Samuel B. Fuller
Name (printed): Samuel B. Fuller
Dated: April 6, 2005